Exhibit (e)

CONSENT OF CHRISTOPH KREUTLER

I hereby consent to the use of my name under the heading “OFFICIAL STATEMENTS” in the Annual Report on Form 18-K for the year ended December 31, 2007 of Oesterreichische Kontrollbank Aktiengesellschaft and to its incorporation by reference into Registration Statement No. 134038 of Oesterreichische Kontrollbank Aktiengesellschaft.

Date: April 2, 2008

/s/ CHRISTOPH KREUTLER
Christoph Kreutler